Exhibit 99.2

5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Tender Offer for 7 1/4% Senior Subordinated Notes Due 2013
Baton Rouge, LA — April 8, 2010 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today that its wholly-owned subsidiary, Lamar Media Corp., has commenced a tender offer to purchase, for cash, any and all of its outstanding 7 1/4% Senior Subordinated Notes due 2013 (the “7 1/4% Notes”). There is currently $385 million in aggregate principal amount of the 7 1/4% Notes outstanding. In conjunction with the tender offer, Lamar is soliciting consents from holders of the notes to effect certain proposed amendments to the indenture governing the notes. The tender offer and the consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Letter of Transmittal and Consent, each dated as of April 8, 2010. The tender offer and the consent solicitation are subject to customary conditions, including a minimum tender condition and a financing condition.
Lamar Media is offering to purchase the 7 1/4% Notes at a price of $992.08 per $1,000 principal amount of notes tendered. Subject to satisfaction of the minimum tender and financing conditions, Holders who validly tender their notes and deliver their consents to the proposed amendments before midnight, New York City time, on April 21, 2010 (the “consent time”) will also receive a consent payment of $20.00 per $1,000 principal amount of the notes tendered. Lamar Media will not pay the consent payment to holders who tender notes and deliver consents to the proposed amendments after the consent time.
The tender offer and the consent solicitation will expire at midnight, New York City time, on May 5, 2010 (the “expiration time”), unless extended or earlier terminated. Holders who validly tender their notes will receive accrued and unpaid interest from the last interest payment date to, but excluding, the applicable settlement date. The early settlement date for notes validly tendered before the consent time will be the date following the consent time. The final settlement date will be the first business day following the expiration time.
The purpose of the tender offer and the consent solicitation is to retire the debt associated with the 7 1/4% Notes and eliminate certain covenants and amend certain provisions of the indenture governing the notes. In accordance with the terms of the tender offer, Lamar Media will fund purchases pursuant to the tender offer from the proceeds of a private offering of approximately $400 million principal amount of senior subordinated notes, the launch of which offering was announced by Lamar Media on April 8, 2010.
The dealer manager for the tender offer and the solicitation agent for the consent solicitation is J.P. Morgan Securities Inc. Global Bondholder Services Corporation is acting as depositary and information agent in connection with the tender offer and the consent solicitation. Any questions regarding procedures for tendering notes or delivering consents or requests for additional copies of the Offer to Purchase and Consent Solicitation Statement, the Letter of Transmittal and Consent and any related documents, which are available for free and which describe the tender offer and the consent solicitation in greater detail, should be directed to Global Bondholder Services Corporation, whose address and telephone number are as follows:

Global Bondholder Services Corporation
65 Broadway, Suite 404
New York, New York 10006
Holders call toll-free: (866) 857-2200
Banks and Brokers call: (212) 430-3774
Fax: (212) 430-3775
None of Lamar Media, the dealer manager, the solicitation agent, the information agent or the depositary or their respective affiliates is making any recommendation as to whether holders should tender all or any portion of their notes in the tender offer or deliver consents in the consent solicitation.
About Lamar Media
Lamar Media is one of the largest outdoor advertising companies in the United States based on number of displays and has operated under the Lamar name since 1902. As of December 31, 2009, Lamar Media owned and operated approximately 150,000 billboard advertising displays in 44 states, Canada and Puerto Rico, over 100,000 logo advertising displays in 21 states and the province of Ontario, Canada, and operated over 27,000 transit advertising displays in 16 states, Canada and Puerto Rico. Lamar Media offers its customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance. Lamar Media’s corporate headquarters is located in Baton Rouge, Louisiana.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements concerning Lamar Media’s expectations regarding the completion of its private offering of senior subordinated notes and the terms and completion of its tender offer and consent solicitation. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular. There can be no assurance that the tender offer and the consent solicitation will be completed or that they will not be amended or withdrawn.
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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offer and consent solicitation for the 7 1/4% Notes. The tender offer and the consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent. Holders of the 7 1/4% Notes should read these materials because they contain important information. The tender offer and the consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Contact:
Lamar Media Corp.
Keith Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com